EXHIBIT 99.1

                            BANKERS TRUST CORPORATION
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (IN MILLIONS)



     The following Unaudited Pro Forma Condensed Statement of Income for the three months ended March 31, 1999 gives effect to Bankers Trust Corporation's ("BT" or the "Corporation") sale of its wholly-owned subsidiary Bankers Trust Australia Limited ("BTAL") to the Principal Financial Group for a price of approximately $1.4 billion. In addition, the following Unaudited Pro Forma Condensed Statement of Income for the three months ended March 31, 1999 gives effect to the Corporation's transfer on June 5, 1999 of its wholly-owned subsidiary BT Alex. Brown Incorporated ("BTAB") and substantially all of its interest in Bankers Trust International PLC ("BTI") to Deutsche Bank Securities Inc. and Deutsche Holdings (BTI) Ltd., respectively, which are wholly-owned subsidiaries of Deutsche Bank AG.

     The pro forma information is based on the historical consolidated financial statements of BT after giving effect to the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Financial Statements. The gain on the sale of BTAL has not been considered in the unaudited pro forma condensed income statement due to its nonrecurring nature. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the sale of BTAL and transfer of BTAB and BTI been consummated on the dates indicated or that may be obtained in the future.

                            BANKERS TRUST CORPORATION
                UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (IN MILLIONS)

                                                             For the Three Months Ended March 31, 1999
                                                ---------------------------------------------------------------------
                                                    BT               BTAB, BTI          Pro Forma
                                                Consolidated         and BTAL           Adjustments         Pro Forma
                                                ------------         --------           -----------        ----------
                                                                       (a)                  (b)

NET INTEREST REVENUE
  Interest revenue                               $ 1,511             $  (737)            $   259             $ 1,033
  Interest expense                                 1,250                (455)                 68                 863
--------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE                                 261                (282)                191                 170
Provision for credit losses-loans                     --                  --                  --                  --
--------------------------------------------------------------------------------------------------------------------
NET INTEREST REVENUE AFTER
 PROVISION FOR CREDIT LOSSES-LOANS                   261                (282)                191                 170
--------------------------------------------------------------------------------------------------------------------
NONINTEREST REVENUE
  Trading                                            340                (120)                 (1)                219
  Fiduciary and funds management                     271                 (69)                 --                 202
  Corporate finance fees                             197                (141)                 --                  56
  Other fees and commissions                         211                (119)                 --                  92
  Net revenue from equity investments                 99                  --                  --                  99
  Securities available for sale gains
   (losses)                                           (4)                 (6)                 --                 (10)
  Insurance premiums                                  48                  --                  --                  48
  Other                                               87                 (15)                157                 229
--------------------------------------------------------------------------------------------------------------------
Total noninterest revenue                          1,249                (470)                156                 935
--------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
  Salaries and commissions                           373                (164)                 --                 209
  Incentive compensation and employee
   benefits                                          432                (223)                 --                 209
  Agency and other professional
   service fees                                       91                 (23)                  9                  77
  Communication and data services                     66                 (28)                 --                  38
  Occupancy, net                                      58                 (16)                 --                  42
  Furniture and equipment                             69                 (16)                 --                  53
  Travel and entertainment                            30                 (18)                 --                  12
  Provision for policyholder benefits                 63                  --                  --                  63
  Other                                              119                 (69)                121                 171
--------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                         1,301                (557)                130                 874
--------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                    209                (195)                217                 231
Income taxes (benefit)                                69                                                          84
--------------------------------------------------------------                                            ----------
NET INCOME (LOSS)                                $   140                                                     $   147
==============================================================                                            ==========

See Notes to Unaudited Pro Forma Condensed Financial Statements.



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                            BANKERS TRUST CORPORATION
           NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS



(a) Amounts represent the elimination of BTAB's, BTI's and BTAL's third-party amounts from BT's historical consolidated financial statements

(b)  Adjustments  to  record  BTAB,  BTI  and  BTAL   intercompany   amounts  as
     third-party revenue or expense, as applicable. Intercompany amounts were eliminated in BT's historical consolidated financial statements.